EXHIBIT 99.1

Hub Group, Inc. Announces Leadership Succession Plan Implementation

Highlights:

  David P. Yeager appointed Executive Chairman of Hub Group and will retire as CEO
  Phillip Yeager appointed as President and Chief Executive Officer of Hub Group, effective January 1, 2023
  Hub also names Chief Operating Officer, Chief Commercial Officer and Chief Marketing Officer

OAK BROOK, Ill., Nov. 17, 2022 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) today announced that, as part of a planned succession process, its Board of Directors approved several leadership changes that will become effective January 1, 2023. After serving as Chief Executive Officer of Hub Group for twenty-six years, David P. Yeager will retire as CEO while continuing in the role of Executive Chairman of Hub Group. David Yeager joined Hub Group in 1975, became CEO in 1996 and has served as Chairman of the Board of Directors since 2008. In his new role, David Yeager will work closely with the new CEO to facilitate a seamless leadership transition and continue to drive the next phase of the Company’s growth.

Phillip D. Yeager, currently President and Chief Operating Officer of Hub Group, will succeed David Yeager as the Company’s President and Chief Executive Officer. In his new role, Phil Yeager will join the Board of Directors of Hub Group effective January 1, 2023. Phil Yeager joined Hub Group in 2011 and has held leadership roles in several of the Company’s operations. Most recently, he served as President and Chief Operating Officer since 2019. Prior to joining Hub Group, Phil Yeager served in finance roles at BMO Harris Bank and Lazard Freres & Co. He received his MBA from the University of Chicago.

“My parents started our business over 50 years ago in a one-room office in Hinsdale, Illinois. Through the success of a great team we have grown into a diversified supply chain solutions provider with nearly 6,000 dedicated, hardworking employees and over $5 billion in revenue,” said Dave Yeager. “Over the last ten years Phil has been responsible for the development and execution of our strategy to deliver a world class customer experience, enhance our technology, and diversify our service offerings while improving our operational excellence, cost discipline and yield processes. Given his excellent track record and experience with all aspects of our business, I am confident Phil is the right person to lead Hub into the future.”

“I am honored to be named the third CEO in our 51-year history,” said Phil Yeager. “I believe we are exceptionally well positioned to serve our customers, employees, and shareholders while we continue to grow our business to drive long term success. I want to thank the Board of Directors for their trust and confidence in me and I look forward to continuing to work with the Hub Group team to deliver exceptional performance.”

In addition, Hub announced several other leadership changes effective January 1, 2023. Brian Alexander will be promoted from Executive Vice President, Logistics to Chief Operating Officer. Brian Meents will be promoted from Executive Vice President, Account Management, Sales and Marketing to Chief Marketing Officer. Chris Hoffmeister will be promoted from Executive Vice President, Account Management to Chief Commercial Officer.

ABOUT HUB GROUP: Hub Group offers comprehensive transportation and logistics management solutions. Keeping our customers’ needs in focus, Hub Group designs, continually optimizes, and applies industry-leading technology to our customers’ supply chains for better service, greater efficiency, and total visibility. As an award-winning, publicly traded company (Nasdaq: HUBG) with over $5 billion in revenue, our nearly 6,000 employees across the globe are always in pursuit of “The Way Ahead” – a commitment to service, integrity, and innovation. For more information, visit hubgroup.com.

SOURCE: Hub Group, Inc.	CONTACT: Geoff DeMartino of Hub Group, Inc., +1-630-271-3623